Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2004, relating to the consolidated financial statements of Iron Mountain Europe Limited as of October 31, 2003 and for the two years ended October 31, 2003 (which report expresses an unqualified opinion), appearing in the Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ RSM Robson Rhodes LLP
Birmingham, England
July 25, 2005